Filed pursuant to Rule 424(b)(3)
Registration No. 333-89792

Prospectus Supplement No. 1 dated July 16, 2002
(To Prospectus dated July 9, 2002)

$1,204,950,000
IDEC Pharmaceuticals Corporation
Liquid Yield Option™ Notes due 2032
(Zero Coupon—Senior)
and Shares of Common Stock Issuable Upon Conversion and/or Purchase
of the Liquid Yield Option™ Notes due 2032

        This document supplements the prospectus dated July 9, 2002 relating to the resale by the holders of Liquid Yield Option™ Notes (Zero Coupon—Senior) (the "LYONs") due April 29, 2032 and the shares of our common stock into which the LYONs are convertible.

        This prospectus supplement is incorporated by reference into, and should be read in conjunction with, the prospectus dated July 9, 2002. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

        The table presented below sets forth information as of the date of this prospectus supplement about the principal amount at maturity of the LYONs and the underlying common stock beneficially owned by each selling security holder that may be offered using the prospectus. All of the information set forth in the table has been provided by the selling security holders on or prior to the date of this prospectus supplement and, to our knowledge, is true and correct as of the date of this prospectus supplement. However, the selling security holders may have sold, transferred or otherwise disposed of all or a portion of their LYONs since the date on which they provided the information regarding their LYONs.

        The table of selling security holders contained on pages 50-53 of the prospectus dated July 9, 2002 is hereby amended by and replaced in its entirety with the table set forth below.

Name	Aggregate Principal Amount at Maturity of LYONs that May Be Sold	Percentage of LYONs Outstanding	Number of Shares of Common Stock that May be Sold (1)	Percentage of Common Stock Outstanding (2)
Advent Convertible Master Cayman L.P.	$13,542,000	1.12	97,341	*
Allstate Insurance Company	$1,000,000	*	7,188	*
Allstate Life Insurance Company	$500,000	*	3,594	*
Alpha US Sub Fund 4, LLC	$1,508,000	*	10,839	*
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	$8,000,000	*	57,504	*
Argent Classic Convertible Arbitrage Fund L.P.	$4,700,000	*	33,784	*
Argent LowLev Convertible Arbitrage Fund Ltd.	$9,000,000	*	64,693	*
Argern LowLev Convertible Arbitrage Fund LLC	$800,000	*	5,750	*
Bank Austria Cayman Islands, Ltd.	$3,500,000	*	25,158	*

Bank of America Pension Plan	$7,000,000	*	50,316	*
Black Diamond Capital I, Ltd.	$480,000	*	3,450	*
Black Diamond Convertible Offshore LDC	$3,195,000	*	22,966	*
Black Diamond Offshore Ltd.	$1,920,000	*	13,801	*
CC Investments, LDC	$4,000,000	*	28,752	*
Clinton Convertible Managed Trading Account 1	$6,800,000	*	48,879	*
Clinton Multistrategy Master Fund, Ltd.	$16,600,000	1.38	16,607	*
Clinton Riverside Convertible Portfolio Limited	$33,850,000	2.8	243,317	*
Credit Suisse First Boston London Branch	$13,000,000	1.08	93,445	*
Deutsche Bank Securities Inc.	$123,340,000	10.24	886,580	*
Double Black Diamond Offshore LDC	$8,925,000	*	64,154	*
Gaia Offshore Master Fund Ltd.	$4,300,000	*	30,908	*
Global Bermuda Limited Partnership	$4,400,000	*	31,628	*
Granville Capital Corporation	$7,500,000	*	53,910	*
HFR Convertible Arbitrage Account	$1,251,000	*	8,992	*
JMG Convertible Investments, LP	$16,500,000	1.37	118,604	*
JMG Triton Offshore Fund, Ltd.	$10,500,000	*	75,475	*
KBC Financial Products (Cayman Islands) Limited	$100,000,000	8.3	718,810	*
KBC Financial Products USA Inc.	$8,950,000	*	64,333	*
Lakeshore International, Ltd.	$17,600,000	1.46	126,511	*
LDG Limited	$817,430	*	5,875	*
Lyxor	$3,000,000	*	21,564	*
Lyxor Master Fund	$700,000	*	5,031	*
Lyxor Master Fund Ref: Argent/LowLev CB	$2,500,000	*	17,970	*
Man Convertible Bond Master Fund, Ltd.	$12,880,000	1.07	92,582	*
Marathon Global Convertible Master Fund, Ltd.	$38,000,000	3.15	273,147	*
McMahan Securities Co., L.P.	$3,000,000	*	21,564	*
Minnesota Power and Light	$363,000	*	2,609	*
Morgan Stanley & Co.	$15,000,000	1.25	107,821	*
People's Benefit Life Insurance Company	$20,000,000	1.66	143,762	*

Ram Trading LTD	$5,500,000	*	39,534	*
RCG Halifax Master Fund, Ltd.	$3,000,000	*	21,543	*
RCG Latitude Master Fund, Ltd.	$6,000,000	*	43,128	*
RCG Multi-Strategy, LP	$12,500,000	1.04	89,851	*
Royal Bank of Canada	$12,000,000	*	86,257	*
St. Albans Partners Ltd.	$7,000,000	*	50,316	*
St. Thomas Trading, Ltd.	$22,120,000	1.84	159,000	*
Tag Associates	$336,000	*	2,415	*
TD Securities (USA) Inc.	$3,000,000	*	21,543	*
TQA Master Fund, Ltd.	$15,495,670	1.29	111,384	*
TQA Master Plus Fund, Ltd.	$4,935,660	*	35,478	*
Tribeca Investments, LLC	$2,000,000	*	14,376	*
UBS O'Connor LLC f/b/o/ UBS Global Equity Arbitrage Master Fund Ltd.	$10,000,000	*	71,881	*
UBS Warburg, LLC	$11,400,000	*	81,944	*
UFJ Investments Asia Limited	$8,000,000	*	57,504	*
Wachovia Securities, Inc.	$12,250,000	1.02	88,054	*
Wachovia Securities International LTD	$15,000,000	1.25	107,821	*
Wilmington Trust Company as Owner/Trustee for the Forrestal Funding Master Trust	$85,000,000	7.05	610,989	*
Worldwide Transactions Ltd.	$480,000	*	3,450	*
Zurich Institutional Benchmark Master Fund Ltd.	$1,200,000	*	8,625	*
All other holders of LYONs or future transferees, pledgees, donees, assignees or sucessors of any holders	$438,811,240	36.42%	3,256,994
Totals	$1,204,950,000	100.00%	8,661,301	5.68%

  *
  Less than 1%

  (1)
  Assumes conversion of all of the holder's LYONs at a conversion rate of 7.1881 shares of common stock per $1,000 principal amount at maturity of the LYONs. This conversion rate is subject to adjustment, however, as described under the caption "Description of LYONs—Conversion Rights" in the prospectus dated July 9, 2002. As a result, the number of shares of common stock issuable upon conversion of the LYONs may increase or decrease in the future.

  (2)
  Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 152,502,490 shares of common stock outstanding as of June 30, 2002. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's LYONs, but we did not assume conversion of any other holder's LYONs.

  (3)
  Information about other selling securityholders will be set forth in prospectus supplements, if required.

  (4)
  Assumes that any other holders of LYONs, or any future pledgees, donees, assignees, transferees or successors of or form any such other holders of LYONs, do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the LYONs at the initial conversion rate.

        See "Risk Factors" section beginning on page 10 of the prospectus dated July 9, 2002 to read about factors you should consider before purchasing the LYONs or our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        The date of this prospectus supplement is July 16, 2002.

        ™ Trademark of Merrill Lynch & Co., Inc.